                                                                   Exhibit 10.10

                            VSO CASH RIGHT AGREEMENT

          This agreement (the "AGREEMENT") is entered into by and among WiderThan Americas, Inc. (formerly known as "Ztango, Inc.") ("WTA") in its capacity as the issuer of the VSOs, Melody Share Corporation, a Cayman Islands company ("CAYCO"), WiderThan Co., Ltd. ("WT"), and [_____________] (the "VSO HOLDER") and is effective as of August 11, 2005 (the "EFFECTIVE DATE").

                                    PREAMBLE

          WHEREAS the records of WTA indicate that the VSO Holder is the holder of Virtual Stock Options granted pursuant to the Ztango, Inc. 2004 Virtual Stock Option Plan (the "VSO PLAN"), as identified on Exhibit A attached hereto (the "VSOS");

          WHEREAS, on August 11, 2005 (the "PURCHASE DATE"), Cayco purchased from WT, and is now the holder of, a certain number of shares of Series C Convertible, Redeemable Preferred Shares of WT (the "SERIES C PREFERRED SHARES"), which shares are convertible into common shares of WT ("COMMON SHARES") immediately prior to an IPO (as defined below);

          WHEREAS, the parties hereto understand that WT intends to undertake an underwritten initial public offering of its Common Shares pursuant to the effective registration statement filed with the U.S. Securities Exchange Commission under the U.S. Securities Act of 1933, as amended (an "IPO"); and

          WHEREAS, in connection with the IPO, WTA and the VSO Holder desire that all of the VSO Holder's outstanding VSOs be canceled in exchange for the cash payments described below, which cash payments will, subject to the provisions set forth below, arise from the sale of the number of American Depository Shares that correspond with the number of Common Shares into which the number of Series C Preferred Shares set forth on Exhibit B attached hereto (and held by Cayco for the benefit of the VSO Holder) convert (the "ADSs"), [and the grant of certain options to purchase common stock of WT pursuant to a separate stock option agreement(1).]

          Pursuant to this Agreement, each party hereto agrees to the following:

     1. Cancellation of VSOs. Effective as of the Effective Date, all of the VSO Holder's outstanding VSOs, whether vested or unvested, shall automatically be canceled and any and all rights the VSO Holder may have had thereunder shall terminate.

     2. Consideration for Cancellation of VSOs.

          (a) Amount of Cash Payment. In consideration for the VSO Holder's agreement to the cancellation of all of the outstanding VSOs (whether vested or unvested) held by the VSO Holder immediately prior to the date of this Agreement, the VSO Holder will be entitled to receive from Cayco a lump sum cash amount calculated in the manner set forth on Exhibit C attached hereto and payable in accordance with the payment procedure set forth in Section 2(c) below, subject to the sale by Cayco of the ADSs as described above; provided, however, that the VSO Holder will only be entitled to receive the Tranche B VSO Cash Payment (as such term is defined in Exhibit C) to the extent the VSO Holder remains employed with WTA or WT through October 8, 2005 or, if WTA or WT, as applicable, terminates the VSO Holder's employment other than for Cause prior to such date. For purposes of this Agreement, "Cause" shall mean where the VSO
Holder: (i) has misappropriated, stolen or embezzled funds or property from WT or WTA or an affiliate of WT or WTA or secured or attempted to secure

------------

(1). To be included for employees migrating to WT (34 people total).

personally any profit in connection with any transaction entered into on behalf of WT or WTA or any affiliate of WT or WTA, (ii) has been convicted of a felony or entered a plea of "nolo contendre" to a felony involving moral turpitude, other than a felony predicated on the VSO Holder's vicarious liability based on acts of WT or WTA for which the VSO Holder is charged solely as a result of his offices with WT or WTA and in which he was not directly involved or did not have prior knowledge of such acts, which in the reasonable opinion of WT or WTA brings the VSO Holder into disrepute or is likely to cause material harm to WT's or WTA's (or any affiliate of WT or WTA) business, customer or supplier relations, financial condition or prospects, (iii) has, notwithstanding not less than 30 days' prior written notice from WT or WTA, willfully and persistently failed to perform his material duties for WT or WTA (unless such failure to perform is due to (A) illness or temporary disability, regardless of whether such temporary disability is or becomes a total disability, (B) vacation or approved leave of absence, or (C) WT or WTA changing the VSO Holder's principal place of work to a place more than 25 miles from the VSO Holder's principal place of work as of the date hereof or otherwise requiring the VSO Holder to move more than 25 miles from the VSO Holder's principal place of work as of the date hereof in order to maintain his position with WT or WTA), (iv) has willfully violated any confidentiality and/or insider information provisions to which he is subject by virtue of other agreements between the VSO Holder and WT or WTA, (v) has willfully violated or breached any provision of this Agreement or any material law or regulation to the material detriment of WT or WTA or any affiliates of WT or WTA or its business, or (vi) has willfully engaged in conduct with the intent to cause material injury to the reputation of WT or WTA or any affiliates of WT or WTA (the existence of such intent to be determined by the Board in good faith and only upon thirty (30) days' written notice to the VSO Holder during which period the VSO Holder may cure such grounds for termination if curable) if the VSO Holder were to continue to be employed by WT or WTA.

          (b) Interest. Within ten (10) business days following the IPO Closing Date, Cayco shall deposit an amount equal to the Tranche A VSO Cash Payment, the Tranche B VSO Cash Payment and the IPO Price Protection Shares Cash Payment, if applicable, (as such terms are defined in Exhibit C hereto) (together, the "TOTAL CASH PAYMENT") in a standard interest-bearing U.S. money market account on behalf of the VSO Holder. The Total Cash Payment shall then accrue interest, at such rate and at such time(s) as the terms of such money market account shall provide, from the date on which the Total Cash Payment was deposited in such account through the Payment Date (the total amount of all such interest earned, the "INTEREST PAYMENT", together with the Total Cash Payment, the "TOTAL PAYMENTS")).

          (c) Payment Date and Payment Procedure. Subject to Section 2(a) and 3 of this Agreement as set forth below, on June 30, 2006 (the "PAYMENT DATE"), Cayco shall pay the amount of the Total Payments pursuant to the following procedure: Cayco shall remit the Total Payments to the United States branch of WT, which shall then remit the Total Payments to WTA, which shall then deliver the amount of the Total Payments (net of any applicable withholding taxes withheld pursuant to Section 9 of this Agreement) to the VSO Holder. Such Total Payments amount shall be made to the VSO Holder whether or not the VSO Holder is or has remained employed with WTA through such date; provided, however, that in no event shall the VSO Holder be entitled to any portion of the Total Payments if the VSO Holder's employment was, prior to such date, terminated by WT or WTA, as applicable, for "Cause" (as such term is defined in the VSO Plan). In the event that the VSO Holder is terminated for Cause, the VSO Holder shall send written notice to Cayco of such event promptly after such termination.

     3. Expiration and Reissuance of VSOs.

          (a) Expiration and Delay of Expiration. Notwithstanding anything set forth in this Agreement to the contrary, in the event that (i) the consummation of an IPO (the "IPO CLOSING DATE") does not occur on or prior to December 15, 2005, (ii) the Administrator (as such term is defined in the Administration Agreement (as hereinafter defined)) requests that WT redeem all of the Series C Preferred

Shares held by Cayco for the benefit of all VSO Holders pursuant to the Administration Agreement (a "REDEMPTION"), (iii) all of the Series C Preferred Shares are put by Silicon Valley Bank to any of WT Investor Corp., Nokia Venture Partners II, L.P., i-Hatch WATCH Holdings, L.L.C., WTC Investment LLC and/or SAIF Capital Limited (any of the foregoing, an "INVESTOR"), pursuant to the applicable agreements governing such put right, or (iv) upon the passing of a special resolution prior to an IPO by the members of Cayco for the winding up of the Company (or the actual winding up of Cayco), then, as of the earlier of such dates (the date of the first to occur of any of the foregoing, the "EXPIRATION DATE"), Section 2 of this Agreement shall terminate on the Expiration Date without, subject to Section 3(b), further obligation or liability of Cayco, WT or WTA to the VSO Holder with respect to the matters referenced therein; provided, however, that if the Expiration Date is expected to occur solely by reason of clause (i) above, and Cayco is instructed under the Administration Agreement to extend the effectiveness of this Agreement beyond December 15, 2005, then the effectiveness of this Agreement shall be extended through the earlier to occur of (x) the date to which Cayco is instructed under the Administration Agreement to extend the effectiveness of this Agreement and (y) the effective date of a Redemption, in which case all references to "Expiration Date" contained in this Agreement shall be deemed to refer to such later date. For purposes of this Agreement, the term "Administration Agreement" shall mean that certain Administration Agreement between Cayco and Maples Finance Jersey Limited, as of the same date hereof.

          (b) Reissuance of VSOs. Upon any termination of Section 2 of this Agreement as set forth in Section 3(a) above, as soon as practicable thereafter, WTA shall be required to either (i) reinstate to the VSO Holder all VSOs cancelled pursuant to Section 1 of this Agreement in a manner that will allow them to continue to vest in accordance with their terms prior to their cancellation or (ii) if such reinstatement is not reasonably practicable, grant the VSO Holder new Virtual Stock Options pursuant to the VSO Plan on substantially the same terms as the cancelled VSOs. In either such case, WTA will reinstate the VSOs or grant new Virtual Stock Options in a manner necessary to ensure that the economic benefits of such previously granted VSOs will be substantially preserved, as determined by the Board of Directors of WTA in good faith. In particular, to the extent the reinstatement of VSOs or new grant of Virtual Stock Options results in the imposition of any income or penalty taxes on the VSO Holder under The American Jobs Creation Act of 2004 or any other United States tax law or regulation which, but for the cancellation and subsequent reinstatement of VSOs or new grant of Virtual Stock Options, the VSO Holder would not have been required to pay, WTA will make any and all such payments necessary to ensure that the VSO Holder is made whole in respect of the imposition of such taxes. (For the avoidance of doubt, the foregoing sentence is not intended to cause WTA to pay income taxes the VSO Holder would have had to pay if the VSO Holder had continued to hold his or her VSOs and receive proceeds in respect thereof pursuant to the terms of the VSO Plan.) Also in either case, if the VSO Holder's employment terminates prior to the Expiration Date (and no IPO Closing Date has yet occurred, nor does it occur prior to the Expiration
Date), then the VSO Holder's rights to any such reinstated VSOs (or to any such new Virtual Stock Options) shall be based on the rights, if any, that the VSO Holder would have held with respect to the VSO Holder's outstanding VSOs in accordance with the terms of the VSO Plan if the VSO Holder had held such VSOs on the date of such a termination of employment. Finally, following such reinstatement or new grant, as applicable, this Agreement shall terminate in its entirety without further obligation or liability of any party hereto with respect to all matters referenced in this Agreement.

     4. Sale Transaction. In the event that at any time prior to the IPO there occurs a Sale Transaction, Section 2 and Section 3 of this Agreement shall terminate on such date and instead the VSO Holder shall receive such consideration (in cash, in kind or a combination thereof) in respect of the number of Series C Preferred Shares that the VSO Holder would have been entitled to have received if the VSO Holder were holding, immediately prior to the time of the Sale Transaction, an option to purchase the number of the Series C Preferred Shares referred to in paragraphs 1(a) and 2(a) (and, if applicable, paragraph 3) of Exhibit B, that had a per share exercise price equal to the US dollar equivalent of Korean Won 9,520 on the Purchase Date, which option was exercised immediately prior to the Sale Transaction using a "cashless exercise" or "net exercise" mechanic (the "SALE TRANSACTION CONSIDERATION"). For purposes of this Agreement, "Sale Transaction" shall have the same meaning as such term is set forth in the VSO Plan. For the avoidance of doubt, upon the occurrence of any IPO prior to the occurrence of any Sale Transaction, this Section 4 shall cease to be of any further force and effect. The Sale Transaction Consideration shall be paid in the same manner as the Total Payments would have been paid in accordance with the payment procedure set forth in Section 2(c) above.

     5. Extraordinary Dividend. In the event that, at any time prior to the IPO (or any Sale Transaction), an Extraordinary Dividend (as such term is defined in the VSO Plan) is paid on outstanding Series C Preferred Shares and/or Common Shares, there shall be added to the Total Cash Payment (or to the Sale Transaction Consideration, as applicable) an amount equal to the same consideration (in cash, in kind or a combination thereof), if any, with the same rights, if any, received by Cayco in respect of the Extraordinary Dividend with respect to the number of Series C Preferred Shares referred to in paragraphs 1(a) and 2(a) (and, if applicable, paragraph 3(a)) of Exhibit B. To the extent such amount in respect of the Extraordinary Dividend is paid in cash, the foregoing amount shall also accrue interest at the rate set forth in Section 2(b) from and after the date the relevant Extraordinary Dividend is paid through the Payment Date (which, for the avoidance of doubt, could occur following the occurrence of an IPO). To the extent such amount in respect of the Extraordinary Dividend is paid in shares or other property, such shares or other property shall be held by Cayco and shall accrue any earnings thereon (including dividends) from and after the date the relevant Extraordinary Dividend is paid through the Payment Date, at which time the VSO Holder shall receive such shares or other property and any earnings thereon (including dividends) in accordance with the payment procedure set forth in Section 2(c) above or in connection with a Sale Transaction in accordance with Section 4 of this Agreement, as applicable.

     6. No Right to Continued Employment. Neither this Agreement nor the VSO Holder's entitlement to the Total Cash Payment or the Interest Payment set forth herein constitutes an employment contract between any of WTA, WT, Cayco and the VSO Holder. The VSO Holder hereby acknowledges he/she remains an employee at-will of WTA or WT, as applicable, that WTA or WT, as applicable, may terminate the VSO Holder's employment at any time with or without cause, and that at no time shall the VSO Holder be considered, or otherwise become, an employee of Cayco by virtue of the execution by Cayco of this Agreement.

     7. Governing Law. This Agreement shall be governed by the laws of the State of New York (and, to the extent applicable, U.S. Federal law), without regard to the conflict of laws provisions thereof (other than as to matters of U.S. Federal law). In the event of any dispute involving the matters addressed in this Agreement, each party hereto waives any right it may otherwise have to a jury trial.

     8. Other Benefits. None of the Total Payments (nor any payments referenced in Section 3(c) or Section 4 above) shall be taken into account in computing the VSO Holder's salary or compensation for the purposes of determining any benefits or compensation under (a) any pension, retirement, life insurance or other benefit plan of WTA or its affiliates or (b) any agreement between WTA or its affiliates and the VSO Holder.

     9. Taxes. WTA shall withhold from the Total Payments all amounts necessary to satisfy any liability for any national or local income or other taxes required by law to be withheld with respect to any payments made to the VSO Holder hereunder, and any amounts withheld by WTA from the Total Payments in respect of any such taxes shall be deemed paid to the VSO Holder for purposes of satisfying the obligations under this Agreement relating to the payment of the Total Payments to the VSO Holder.

     10. Limited Recourse and Non-Petition to Cayco; Recourse to WT and WTA

          (a) The obligations of Cayco to the VSO Holder shall be limited to the lesser of (a) the nominal amount of the claim of the VSO Holder determined in accordance with the terms of this Agreement (other than this clause) (the "CLAIM"); and (b) the product of (i) the Net Proceeds divided by the aggregate gross amount of all limited recourse obligations of Cayco ranking pari passu with and including the Claim and (ii) the nominal amount of the Claim, except in the case of fraud, willful default and/or gross negligence on the part of Cayco, in which case the VSO Holder shall have full rights to claim for any damages (including attorneys' fees and expenses) incurred under this Agreement. In this clause, "NET PROCEEDS" means the net proceeds of realisation of all the assets of Cayco other than the ordinary share capital and the transaction fee charged by Cayco after payment of, or provision for, all debts, costs, expenses and other obligations of Cayco as determined by the directors of Cayco in their absolute discretion, other than any limited recourse obligations ranking below or pari passu with and including the Claim. If there are no Net Proceeds, no debt shall be owed to the VSO Holder by Cayco and once the amount owed by Cayco calculated in accordance with this clause has been paid, Cayco shall have no further obligation in respect of the Claim, except in the case of fraud, willful default and/or gross negligence on the part of Cayco, in which case the VSO Holder shall have full rights to claim for any damages (including attorneys' fees and expenses) incurred under this Agreement.

          (b) Except as expressly otherwise provided for in Section 10(a) above and 10(d) below, the VSO Holder and Cayco each hereby acknowledges and agrees that Cayco's obligations under this Agreement are solely the corporate obligations of Cayco, and that the VSO Holder shall not have any recourse against any of the directors, officers or employees of Cayco for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by this Agreement. Cayco also hereby acknowledges and agrees that it shall have no recourse against WT or WTA or any of their respective directors, officers or employees for any claims, losses, damages, liabilities, indemnities or other obligations under this Agreement for any amounts payable to the VSO Holder hereunder.

          (c) The VSO Holder shall not take any action or commence any proceedings against Cayco to recover any amounts due and payable by Cayco under this Agreement except as expressly permitted by the provisions of this Agreement or in the case of fraud, willful default and/or gross negligence on the part of Cayco, in which case the VSO Holder shall have full rights to claim for any damages (including attorneys' fees and expenses) incurred under this Agreement. The VSO Holder shall not take any action or commence any proceedings or petition a court for the liquidation of Cayco, nor enter into any arrangement, reorganization or insolvency proceedings in relation to Cayco whether under the laws of the Cayman Islands or other applicable bankruptcy laws until after the later to occur of the payment in respect of the Claim or the extinction of Cayco's rights in respect of the Claim, except in the case of fraud, willful default and/or gross negligence on the part of Cayco, in which case the VSO Holder shall have full rights to claim for any damages (including attorneys' fees and expenses) incurred under this Agreement.

          (d) The VSO Holder hereby acknowledges and agrees that it shall have no recourse against WT or WTA or any of their respective directors, officers or employees for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any obligations of Cayco under this Agreement. The VSO Holder also hereby acknowledges and agrees that (i) Exhibit A accurately reflects the number of VSOs that, prior to the date of this Agreement and the effectiveness of Section 1 hereof, the VSO Holder held pursuant to the VSO Plan and (ii) Exhibit B accurately reflects the calculation of the number of Tranche A Series C Preferred Shares and Tranche B Series C Preferred Shares attributable to the VSO Holder's Tranche A VSOs and Tranche B VSOs, respectively, that are being cancelled pursuant to Section 1 of this Agreement. The VSO Holder further agrees he/she shall not take any action or commence any proceedings against WT or WTA to recover any amounts due and payable by Cayco under this Agreement, nor take any action or commence any proceedings against WT or WTA in connection with any action taken, or any failure to take any action, by any of the Investors, WT or WTA in connection with any of the subject matter identified herein; provided, however, in all events the VSO Holder shall be entitled to take action or commence a proceeding against (i) WT in respect of any failure by WT to issue Common Shares to Cayco when obligated to do so under the terms of the Series C Preferred Shares, (ii) WTA in respect of any failure by WTA to satisfy its obligations to reinstate the VSOs or issue new Virtual Stock Options under Section 3(b) of this Agreement, (iii) WT, solely after receipt from Cayco of the Total Payment amounts, in respect of any failure by WT to remit the Total Payments to WTA under Section 2(c) of this Agreement, and (iv) WTA, solely after receipt from WT of the Total Payment amounts received by it from Cayco, for failure to pay the Total Payments (net of applicable withholding for taxes, if any, as provided for in Section 9 above), to the VSO Holder in accordance with the procedures set forth in Section 2(c) of this Agreement, if and only if, in any such case, such obligations arise by operation of the terms of this Agreement.

          (e) WTA will reimburse Cayco for any employment taxes and withholding taxes (and any penalties, interest or other expenses with respect thereto) that Cayco pays by reason of the payment of any of the Total Cash Payment, Interest Payment, Sale Transaction Consideration or the amount payable in respect of any Extraordinary Dividend pursuant to Section 5 above.

     11. Notices. Any notices which may be required or may be given under this Agreement shall be in writing and shall be sufficiently delivered if provided in writing, delivered personally, by certified or registered mail, return receipt requested, by a nationally recognized international courier or via facsimile confirmed in writing to the recipient, as follows:

If to Cayco:            P.O. Box 309GT, Queensgate House, South Church Street,
                        George Town, Grand Cayman, Cayman Islands,
                        Attention:___________

If to WT:               17F, K1 REIT Building, 463 3-ga, Chungjeong-ro,
                        Seodaemun-gu, Seoul 120-709, Korea, Attention: Don Rim,
                        VP Corporate Finance

If to WTA:              11 West 42nd Street, 11th Floor, New York, New York,
                        10036, U.S.A., Attention: Dan Nemo, VP Corporate
                        Development

If to the VSO Holder:   At the address set forth on the signature page hereto.

     12. Amendment and Modification; Counterparts. This Agreement may only be amended by the mutual written agreement of all three parties hereto. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

                           [Signatures on next page.]

     IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

                                        Melody Share Corporation


                                        ----------------------------------------
                                        Name: Colin Borman
                                        Title: Director


                                        WiderThan Americas Inc.


                                        ----------------------------------------
                                        Name: Sangjun Park
                                        Title: Chairman


                                        WiderThan Co., Ltd.


                                        ----------------------------------------
                                        Name: Sangjun Park
                                        Title: Representative Director


                                        VSO Holder


                                        ----------------------------------------
                                        [___________]

                                        ----------------------------------------

                                        ----------------------------------------
                                        [Address]

                                    Exhibit A

 Date of Grant               Tranche A/B VSO                  Exercise Price
---------------          ----------------------           ----------------------




EXHIBIT B

                    CALCULATIONS OF SERIES C PREFERRED SHARES

(1) The amount of Series C Preferred Shares attributable to the VSO Holder in respect of such holder's Tranche A VSOs to be cancelled (the "Tranche A Series C Preferred Shares") is equal to the sum of (a) and (b), where

     (a) equals the product of (x) 1.62226640 and (y) the number of Tranche A VSOs held by the VSO holder as set forth on Exhibit A of this Agreement, which product equals [INSERT NUMBER OF CAYCO SERIES C SHARES (NOT INCLUDING ANY SERIES C SHARES ALLOCABLE TO U/W FEE IN RESPECT OF TRANCHE A VSOs)]; and

     (b) equals the quotient of (i) the product of (x) $1.365 and (y) the number derived from (1)(a) above, divided by (ii) ((.93 x $19.50) less the equivalent amount of US Dollars equal to Korean Won 9,520), which quotient equals [INSERT NUMBER OF CAYCO SERIES C SHARES COVERING U/W FEE IN RESPECT OF TRANCHE A VSOs].

(2) The amount of Series C Preferred Shares attributable to the VSO Holder in respect of such holder's Tranche B VSOs to be cancelled (the "Tranche B Series C Preferred Shares") is equal to the sum of (a) and (b), where

     (a) equals the product of (x) 1.49105368 and (y) (the product of (A) 1/3 (one-third) and (B) the number of Tranche B VSOs held by the VSO Holder as set forth on Exhibit A of this Agreement, which product equals [INSERT NUMBER OF CAYCO SERIES C SHARES (NOT INCLUDING SERIES C SHARES ALLOCABLE TO U/W FEE IN RESPECT OF TRANCHE B VSOs)]; and

     (b) equals the quotient of (i) the product of (x) $1.365 and (y) the number derived from (2)(a) above, divided by (ii) ((.93 x $19.50) less than the equivalent amount of US Dollars equal to Korean Won 9,520), which quotient equals [INSERT NUMBER OF CAYCO SERIES C SHARES COVERING U/W FEE IN RESPECT OF TRANCHE B VSOs].

(3) If applicable, the number of Series C Preferred Shares attributable to the IPO price protection mechanism referred to in Exhibit C (the "IPO Price Protection Series C Preferred Shares") shall be [INSERT NUMBER OF CAYCO SERIES C SHARES FOR IPO PRICE PROTECTION].

                                    EXHIBIT C

                          CALCULATION OF CASH PAYMENTS

(1) The amount payable in respect of Tranche A VSOs to be cancelled (the "Tranche A VSO Cash Payment") is equal to the result of the product of (a) and (b), where:

     (a) equals the excess of (x) the amount of proceeds per Series C Preferred Share received by Cayco upon its sale of the Series C Preferred Shares (less the per Series C Preferred Share allocation of underwriter fees payable and discounts taken in respect of the Series C Preferred Shares), over (y) the equivalent amount of US Dollars equal to Korean Won of 9,520 on the Purchase Date; and

     (b) equals the total number of Tranche A Series C Preferred Shares.

(2) The amount payable in respect of Tranche B VSOs to be cancelled (the "Tranche B VSO Cash Payment") is equal to the result of the product of (a) and (b), where:

     (a) equals the excess of (x) the amount of proceeds per Series C Preferred Share received by Cayco upon its sale of the Series C Preferred Shares (less the per Series C Preferred Share allocation of underwriter fees payable and discounts taken in respect of the Series C Preferred Shares), over (y) the equivalent amount of US Dollars equal to Korean Won of 9,520 on the Purchase Date; and

     (b) equals the total number of Tranche B Series C Preferred Shares.

(3) In the event that the price per share in the IPO is less than US$17.00, then an amount shall be payable in respect of the IPO Price Protection Series C Preferred Shares (the "IPO Price Protection Shares Cash Payment"), which amount shall equal the product of (a) and (b), where:

     (a) equals the excess of (x) the amount of proceeds per Series C Preferred Share received by Cayco upon its sale of the Series C Preferred Shares (less the per Series C Preferred Share allocation of underwriter fees payable and discounts taken in respect of the Series C Preferred Shares), over (y) the equivalent amount of US Dollars equal to Korean Won of 9,520 on the Purchase Date; and

     (b) equals the total number of IPO Price Protection Series C Preferred Shares.

     For the avoidance of doubt, in the event that the price per share in the IPO is equal to or greater than US$17.00, then no IPO Price Protection Shares Cash Payment shall be payable.